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                                  EXHIBIT 10.23

                                                               November 22, 1999

Mr. Andrew Pelmoter
Horizon Group Properties, Inc.
77 West Wacker Drive, Suite 4200
Chicago, IL  60601

Dear Andrew:

As you are aware, Horizon Group Properties, Inc. has retained Secured Capital Corp as its strategic advisor to assist us in evaluating strategic alternatives including the possible disposition of some or all of our portfolio in an effort to enhance shareholder value.

Your efforts on behalf of the company have been important and will continue to be important as we embark on this new phase.

While we engage in our efforts to maximize the value of our portfolio, we recognize that the employees could have concerns about their future with the company. Although I have discussed various possible scenarios which could have little, if any, impact on your position with the company (including a portfolio purchaser retaining our company as its leasing agent and manager, that only some of our properties are actually sold, and/or that we start another line of business which requires your expertise), there is no absolute guarantee or promise of continuing employment that I can give. In light of these circumstances and the company's desire that you remain fully committed to your efforts on its behalf, the company intends to both reward you for contributing to a successful transaction and afford you appropriate protection in the event of a transaction after which we cannot offer you continued employment.

Accordingly, this letter sets forth the terms of your continued employment with the company:

1. SALARY AND DISCRETIONARY ANNUAL BONUS. You will continue to receive your current salary, subject to discretionary increases according to our current company policy. You will also continue to be eligible for a discretionary annual bonus in February, 2000, also in accordance with our current company policy. In no event will this bonus be less that 35% of your current salary.

2. SUCCESS BONUS ON PORTFOLIO DISPOSITION. Provided that you have not resigned prior to the actual closing date of the sale of all or substantially all of our portfolio, you will receive a success bonus if and when the company sells all or substantially all of our portfolio (the "Success Bonus"). The Success Bonus shall be calculated on the following basis:


                           Gross Sales Proceeds For The Portfolio                       Percentage of
                           in Excess of Outstanding Mortgage Debt *                     Your Annual Salary
                           ----------------------------------------                     ------------------
                           Less that $40 Million                                        Discretionary
                           Between $40 and $50 Million                                  50%
                           Between $50 and $60 Million                                  75%
                           Greater than $60 Million                                     100%

                           * cumulative based on one or a series of transactions

         Additionally, if the company executes a binding letter of intent or contract with one or more purchasers for all or substantially all of the portfolio and said transaction or transactions subsequently close, you will receive an additional success bonus (the "Additional Success Bonus") as follows:


                           Date of Binding Agreement                                    Additional Success Bonus
                           ------------------------------                              --------------------------
                           On or before December 31, 1999                               50% of your Success Bonus
                           On or before March 31, 2000                                  25% of your Success Bonus

         Both the Success Bonus and the Additional Success Bonus, if any, will be payable to you if you have not resigned prior to the final transaction closing date and shall be paid within thirty (30) days following the final transaction closing date.

3. LEASING BONUS. In addition to the bonuses above, you will receive a leasing bonus (the "Leasing Bonus") provided certain increases in portfolio occupancy are achieved through the efforts of the company's leasing department. The Leasing Bonus will be based upon the increase in portfolio working occupancy ("Working Occupancy") from September 1, 1999. Working Occupancy is defined as actual non-temp tenant occupancy plus leases for one year or more that have been executed by both the

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         tenant and the company, but the tenant has not yet taken actual occupancy of its space. The Working Occupancy calculation for the portfolio shall include the Medford expansion, but shall exclude any other expansion. The Working Occupancy for the portfolio as of September 1, 1999 is 82.5% or 2,213,002 sf occupied out of a total of 2,683,326 sf for the entire portfolio. The Leasing Bonus will be calculated as follows and based on the February 1, 2000 Tenant Rent
         Roll:


                    Increase in Working Occupancy                                Leasing Bonus
                    -----------------------------                                -------------
                    Between 2% and 3%                                            $75,000
                    Between 3% and 6%                                            $160,000
                    Between 6% and 9%                                            $300,000
                    Between 9% and 12%                                           $500,000
                    Between 12% and 15%                                          $750,000

         The Leasing Bonus shall be first calculated as of February 1, 2000, and shall be paid in its entirety to the Senior Vice President of Leasing, provided that you have not resigned prior to said date. The Leasing Bonus shall be payable within thirty (30) days of its calculation.

         Additionally, the Leasing Bonus shall be recalculated between February 1, 2000, and December 31, 2000, as of the first day of the month following the date of your termination by the Company, if applicable. At the time of such recalculation, the amount earned under the Leasing Bonus as of said date less any amounts previously paid to you as a Leasing Bonus shall be paid to you provided that you have not resigned prior to that date. The Leasing Bonus shall be so payable within thirty
         (30) days of such recalculation. There shall be a recalculation of the Leasing Bonus only is you are terminated by the company between February 1, 2000, and December 31, 2000.

4. SEVERANCE BENEFITS. In addition to the bonuses above, if you are terminated by the company, you shall receive a severance payment equal to five (5) months salary not later than thirty (30) days after your termination. Additionally, if you are terminated by the company and if you elect COBRA insurance coverage after your termination, the company will continue to pay the company's portion of your (and your family, if applicable) insurance coverage for four (4) months after your termination. After said four (4) month period, you will be solely liable for the payment of any and all COBRA insurance coverage for as long as you elect to continue COBRA insurance coverage. No severance benefits shall be payable to you in the event of your resignation.

5. TERM OF THIS AGREEMENT. This letter agreement shall be valid and binding from the date of your execution through December 31, 2000. If your Success Bonus and Additional Success Bonus, if any, has become vested, but has not yet been paid on or before December 31, 2000, it will be paid to you within thirty (30) days after the final transaction closing date. If you have been terminated by the company on or before December 31, 2000, you shall receive the balance of the severance benefits due to you as set forth above. However, if all or substantially all of the portfolio has not been sold prior to January 1, 2001, no Success Bonus and Additional Success Bonus, if any, shall be payable. Further, if you are employed by the company on or after January 1, 2001, the severance benefits provided for in this letter agreement shall terminate and no longer be applicable in the event of a termination.

Notwithstanding the above, the company may terminate an employee's employment for cause at any time if the employee (a) commits an act of fraud, embezzlement or misappropriation of company funds with respect to the company, (b) is convicted of a felony or (c) commits a material breach of any of his or her obligations as an employee of the company and the employee fails to correct such breach within thirty (30) days (or such shorter period of time as may be reasonably warranted) of receipt by the employee of written notice from the company specifying in reasonable detail the nature of such breach. Upon an employee's termination for cause, the company shall have no further obligation to pay the employee any salary or to provide the employee with any other employee benefits (including severance benefits) hereunder except for any salary and other benefits that have fully accrued and vested, but have not been paid as of the effective date of such termination.

Nothing contained in this letter agreement shall be construed, in any way, to limit or impair the company's right to termination your employment at any time for any reason.

Your signature on this letter constitutes your agreement to its terms and conditions. Please sign and retail this original and return one copy of the executed agreement to me.

Very truly yours,                             APPROVED AND ACCEPTED BY:

/s/ Gary J. Skoien                            /s/ Andrew F. Pelmoter
---------------------------------             ---------------------------------
Gary J. Skoien, Chairman, CEO and             Andrew F. Pelmoter       11/22/99
President


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